Exhibit 10.2

August 4, 2025

Dear Chris:

Ultra Clean Holdings, Inc. or any one of its subsidiaries (collectively, “UCT” or the “Company”), is pleased to offer you a promotion to the position of Chief Business Officer, effective August 7, 2025 (the “Effective Date”), reporting directly to the Chief Executive Officer. This position will be located in our Hayward, CA office. This promotion recognizes your outstanding contributions to the Company and our confidence in your ability to drive our business strategy and growth initiatives. As the Chief Business Officer, you will be responsible for overseeing all of the Company’s businesses, including both the Products Division and the Services Division.

Should you accept this offer, the following are the terms and conditions:

Base Salary. As of the Effective Date, your annual base salary will be adjusted to $595,000.00 USD payable in accordance with UCT’s regular payroll practices and in accordance with all applicable state and federal laws. This salary adjustment will apply on a going-forward basis, and will be subject to the Board of Directors’ annual compensation review and approval process.

Management Bonus. You will continue to participate in the UCT Management Bonus Plan, and will be eligible for a prorated annual performance bonus for 2025 based on your time as the Chief Business Officer, with a target of 85% of your adjusted base salary. UCT’s Management Bonus plan will remain discretionary and subject to change based on such terms and conditions as may be established by the Company’s officers and Board of Directors.

Promotion Equity Grant. You will receive a one-time promotion equity grant in the form of restricted stock units of the Company (“RSUs”) valued at $1,700,000 USD. Subject to the terms and conditions of our Amended and Restated Stock Incentive Plan, the RSUs will vest over a three (3) year period, with equal parts vesting on each anniversary of the date of grant.

Annual Equity Compensation. Any award of annual equity compensation will continue to be at the discretion the Board of Directors. The value and structure of any annual equity compensation for the role of Chief Business Officer will be commensurate with the roles of the Chief Financial Officer and the Chief Operating Officer of the Company.

Severance Benefits. In the event your employment is terminated by the Company without Cause, then, subject to your compliance with the terms and conditions set forth in the Company’s policy on Severance Benefits for Executive Officers, as amended through the date hereof (the “Severance Policy”, attached hereto), you will be entitled to the severance benefits as set forth in the Severance Policy.

Change in Control Severance. You and the Company will enter into a Change in Control Severance Agreement in the form attached hereto.

Benefits. You will continue to be eligible to participate in our benefits program in accordance with Company policies.

At-Will Employment. Your employment with UCT will remain at-will, and may be terminated by either you and the Company at any time, with or without cause or notice.

Existing Employment Terms. Except as specifically modified herein, all terms and conditions of your existing employment with the Company shall remain in full force and effect, including but not limited to confidentiality obligations, intellectual property assignments, and any restrictive covenants.

Please sign and date this offer letter and return a copy to me no later than August 5, 2025. If you have any questions, please feel free to contact me at (510) 576-4600. We are excited about your continued leadership and look forward to your contributions in this expanded capacity.

Sincerely,

/s/ Clarence Granger
Clarence Granger
Chairperson of the Board of Directors and duly authorized signatory, Ultra Clean Holdings, Inc.

By my signature below, I certify that I agree with the aforementioned terms outlined.

/s/ Christopher S. Cook	August 5, 2025
Christopher S. Cook	Date